UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 9, 2008 (June 4, 2008)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In conjunction with the annual meeting of stockholders, the Board of Directors of QC Holdings, Inc. announced two changes in executive officer responsibilities.

Michael O. Walrod was named Vice President of Operations, with responsibility for certain corporate-level operations. Mr. Walrod previously served as Vice President of Operations, Western U.S., with responsibility for branch-level operations in the western half of the U.S. D. Scott Smith was promoted to the Vice President of Operations, Western U. S. Wayne S. Wood continues in his position as Vice President of Operations, Eastern U.S.

In his new position, Mr. Walrod will be responsible for all operational aspects of the company that are not directly branch-level functions. His new responsibilities include product and business line diversification efforts, the centralized collections department, the training department (which implements all branch-level employee training) and marketing.

Mr. Smith has been an employee of the company for 11 years, and has served in every level of branch operations, including branch manager, area manager, regional manager and most recently as Regional Director with operational responsibility for the states of Missouri, Kansas, Oklahoma and Nebraska.

These management changes were approved by the Board on June 4, 2008, effective as of June 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: June 9, 2008	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer